Exhibit 99.1

For Immediate Release

Microtune contacts:
Investor Relations	Media
Rob Graham	Kathleen Padula
Microtune, Inc.	Microtune, Inc.
972-673-1850	972-673-1811
investor@microtune.com	kathleen.padula@microtune.com

Microtune Announces Final Court Approval for

Settlement of Securities Class Action Litigation and Derivative Litigation

Plano, TX, April 6, 2005 — Microtune®, Inc. (NASDAQ: TUNE) announced today that the United States District Court for the Eastern District of Texas, Sherman Division, has entered orders and final judgments approving the previously announced settlements of the consolidated securities class action litigation and the consolidated shareholder derivative litigation involving Microtune.

The securities class action settlement, which was previously announced on November 29, 2004, and the derivative litigation settlement, which was previously announced on January 11, 2005 do not reflect any admission of wrongdoing by Microtune or its directors or officers. Two potential class members who claim to have purchased a total of approximately 2,500 shares of Microtune stock eligible to participate in the securities class action excluded themselves from the class action settlement. As part of the settlement of the derivative litigation, Microtune agreed to adopt certain changes to its corporate governance policies. The order of dismissal and final judgment related to the derivative litigation was entered on March 31, 2005. The order of dismissal and final judgment related to the securities class action litigation was entered on April 4, 2005. Both settlements are still subject to appeal for thirty days from the date of final court approval.

Under a separate agreement with Microtune’s director and officer insurance carriers, the insurance carriers have agreed to pay $5,625,000 to settle the securities class action litigation and to reimburse the majority of the $1,125,000 in plaintiffs’ attorneys’ fees and expenses associated with the derivative litigation, subject, in both instances, to the Company’s 15% co-pay obligation. Microtune established accruals during the third and fourth quarters of 2004 for its share of the securities class action settlement and plaintiffs’ attorneys’ fees and expenses associated with the derivative litigation. During the fourth quarter of 2004, the Company disbursed its previously accrued $843,750 portion of the securities class action settlement. Also under the agreement, Microtune’s insurance carriers have agreed to reimburse certain of the Company’s defense costs. Microtune believes that the net effect of: 1) its portion of the securities class action settlement payment and plaintiffs’ attorneys’ fees and expenses associated with the derivative litigation, and 2) the defense costs reimbursement from its insurance carriers will have an insignificant impact on the Company’s cash reserves.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, upconverter and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds more than 40 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MICROTUNE FORWARD LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan”, “if”, “estimate”, “expect”, “believe”, “could”, “would”, “anticipate”, “may”, or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include the Company’s ability to introduce new products, achieve design wins, forecast revenue and manage inventory levels, control and budget expenses, protect its proprietary technology and intellectual property, and successfully prosecute and defend the various lawsuits, any one of which may cause the Company’s financial results to fluctuate. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.

Copyright © 2005 Microtune, Inc. All rights reserved.